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EXHIBIT NO. 10-A

EXECUTION COPY















      BBI POWER L.P.



      SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT


       TABLE OF CONTENTS
                                                                      PAGE

ARTICLE I
            Definitions. . . . . . . . . . . . . . . . . . . . . . . . . 1
1.01.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.02.  Statutory and Regulatory References. . . . . . . . . . . . . . . .8
1.03.  Fair Market Value. . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE II
            Partnership. . . . . . . . . . . . . . . . . . . . . . . . . 8
2.01.  Formation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
2.02.  Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.03.  Principal Offices. . . . . . . . . . . . . . . . . . . . . . . . .9
2.04.  Purposes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.05.  Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.06.  Property Ownership. . . . . . . . . . . . . . . . . . . . . . . . 9
2.07.  Power of the Partnership. . . . . . . . . . . . . . . . . . . . . 9
2.08.  Registered Office and Registered Agent for Service of Process. . .9

ARTICLE III
       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
            Management of the Partnership and Development of Projects. .10
3.01.  Management in General. . . . . . . . . . . . . . . . . . . . . . 10
3.02.  Reports and Information. . . . . . . . . . . . . . . . . . . . . 10
3.03.  Meetings of the Partnership. . . . . . . . . . . . . . . . . . . 11
3.04.  Partnership Assets. . . . . . . . . . . . . . . . . . . . . . . .11
3.05.  Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
3.06.  Proposals for Partnership Developments. . . . . . . . . . . . . .12
3.07.  Project Owners. . . . . . . . . . . . . . . . . . . . . . . . . .13
3.08.  Responsibility of Besicorp. . . . . . . . . . . . . . . . . . . .14
3.09.  Allocation of Interests in Project Owners. . . . . . . . . . . . 14
3.10.  Financing of Partnership Developments. . . . . . . . . . . . . . 15
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3.11.  Fuel Transport. . . . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE IV
            Contributions. . . . . . . . . . . . . . . . . . . . . . . .17
4.01.  Initial Contributions of General Partners. . . . . . . . . . . . 17
4.02.  Initial Contributions of Limited Partners. . . . . . . . . . . . 17
4.03.  Percentage Interests. . . . . . . . . . . . . . . . . . . . . . .17
4.04.  Return of Capital Contributions. . . . . . . . . . . . . . . . . 17
4.05.  No Interest on Capital Contributions. . . . . . . . . . . . . . .17

ARTICLE V
            Capital Accounts; Partnership Allocations and Distributions.17
5.01.  Capital Accounts. . . . . . . . . . . . . . . . . . . . . . . . .17
5.02.  Allocation of Net Income and Net Loss for Book Purposes. . . . . 18
5.03   Tax Allocations. . . . . . . . . . . . . . . . . . . . . . . . . 20
5.04.  Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 21
5.05.  Allocation of Nonrecourse Liabilities. . . . . . . . . . . . . . 21

ARTICLE VI
            Financial Matters. . . . . . . . . . . . . . . . . . . . . .21
6.01.  Deposits and Investments. . . . . . . . . . . . . . . . . . . . .21
6.02.  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
6.03.  Books of Account. . . . . . . . . . . . . . . . . . . . . . . . .22
6.04.  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .22
6.05.  Changes in Interests. . . . . . . . . . . . . . . . . . . . . . .23
6.06.  Federal Tax Audits. . . . . . . . . . . . . . . . . . . . . . . .23
6.07.  Section 754 Election. . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE VII
            Restrictions on Partners. . . . . . . . . . . . . . . . . . 24
7.01.  Transfers by General Partners. . . . . . . . . . . . . . . . . . 24
7.02.  Assignment by and Substitution of Limited Partners. . . . . . . .24
7.03.  General Provisions. . . . . . . . . . . . . . . . . . . . . . . .25
7.04.  Project Owners. . . . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE VIII
            Relationship with Partnership. . . . . . . . . . . . . . . .27
8.01.  General Partners' Activities. . . . . . . . . . . . . . . . . . .27
8.02.  Promotion of Partnership. . . . . . . . . . . . . . . . . . . . .27
8.03.  Other Business. . . . . . . . . . . . . . . . . . . . . . . . . .27
8.04.  Liability of the General Partners. . . . . . . . . . . . . . . . 28
8.05.  Indemnification of the General Partners. . . . . . . . . . . . . 28
8.06.  Restrictions on Limited Partners. . . . . . . . . . . . . . . . .29
8.07.  Liability of Limited Partners. . . . . . . . . . . . . . . . . . 29
8.08.  Restrictions on the General Partner. . . . . . . . . . . . . . . 29

ARTICLE IX
            Continuance. . . . . . . . . . . . . . . . . . . . . . . . .30

ARTICLE X
            Default; Liquidation. . . . . . . . . . . . . . . . . . . . 30
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10.01. Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
10.02. Rights upon Default. . . . . . . . . . . . . . . . . . . . . . . 31
10.03. Nonexclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . 31
10.04. Events of Dissolution. . . . . . . . . . . . . . . . . . . . . . 32
10.05. Liquidation and Termination. . . . . . . . . . . . . . . . . . . 32
10.06. Liquidating Distributions. . . . . . . . . . . . . . . . . . . . 33

ARTICLE XI
            Representations and Warranties. . . . . . . . . . . . . . . 33
11.01. General Partner Representations and Warranties. . . . . . . . . .33

ARTICLE XII
            General Terms. . . . . . . . . . . . . . . . . . . . . . . .35
12.01. Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . .35
12.02. Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . .35
12.03. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
12.04. Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .35
12.05. Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . .36
12.06. Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .36
12.07. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 36
12.08. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .36
12.09. Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .36
12.10. Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
12.11. Method of Payment. . . . . . . . . . . . . . . . . . . . . . . . 36
12.12. Parties in Interest; Limitation on Rights of Others. . . . . . . 37
12.13. Payment on Business Days. . . . . . . . . . . . . . . . . . . . .37
12.14. Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
12.15. Compliance with Securities Act. . . . . . . . . . . . . . . . . .37
12.16. Confidential Information. . . . . . . . . . . . . . . . . . . . .37


SCHEDULE I - Percentage of Ownership

     BESICORP INTERNATIONAL POWER CORP., a Delaware corporation, and CHESAPEAKE POWER INVESTMENTS CO. INC., a British Virgin Islands corporation, formed a Delaware limited partnership with BETA INTERNATIONAL POWER CORP. and CHESAPEAKE POWER TRANSPORT, INC. as the limited partners pursuant to a Limited Partnership Agreement, dated as of November 4, 1994 (the "Original Agreement"). The Partners (as defined below) amended and restated the Original Agreement as of June __, 1995 (the "Amended and Restated Agreement"). The Partners (as defined below) wish to amend and restate the Amended and Restated Agreement as of January 31, 1996. Accordingly, the Amended and Restated Agreement is amended and restated to read in its entirety as follows:

     LIMITED PARTNERSHIP AGREEMENT, dated as of November 4, 1994 (this "Agreement"), by and among BESICORP INTERNATIONAL POWER CORP., a Delaware corporation ("Besicorp") and CHESAPEAKE POWER INVESTMENTS CO. INC., a British Virgin Islands corporation ("Chesapeake") each as a general partner and BETA INTERNATIONAL POWER CORP., a Delaware corporation ("BIPC"), and CHESAPEAKE POWER TRANSPORT, INC., a Delaware corporation ("CPT"), each as a limited partner.

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     The parties hereto desire to form a limited partnership under Delaware law to engage in the business hereinafter described and upon the terms and conditions hereinafter set forth.

     In consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

     1.01. Definitions. As used in this Agreement, the following terms will have the meanings specified:

     "Adjusted Capital Account Deficit" shall mean, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments:

          (i) such Capital Account shall be deemed to be increased by any amounts which such Partner is obligated to restore to the Partnership (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Section 1.704-2(g) (relating to allocations attributable to nonrecourse debt); and

          (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     "Affiliate" shall mean a Person who is a Subsidiary, the parent or a Person who, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the person specified.

     "Agreement" shall mean this Partnership Agreement.

     "Assign" means to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an interest in the Partnership, whether voluntarily or by operation of law. "Assignor", "Assignee" and "Assignment" have meanings corresponding to the foregoing.

     "Available Cash" means, at the time of determination, cash (including demand deposits and securities which are readily tradeable on an established securities market) generated from the Partnership's operations, after provision has been made for (i) all operating expenses of the Partnership and (ii) such amounts as the General Partners shall deem reasonable in order to provide for any anticipated, contingent or unforeseen expenditures or liabilities of the Partnership. Available Cash shall be determined without regard to (i) Capital Contributions or (ii) principal advanced on Partnership indebtedness.

     "Bankruptcy" means, with respect to any Person, the occurrence of any of the following events: (a) the entry of a decree or order by a court having jurisdiction in the premises for relief in respect of a Person under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, (b) the filing by a Person of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any applicable Federal or state bankruptcy law or similar law, or other consent by such Person to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Person or any substantial part of its property, or (c) the failure of a Person generally to pay its debts as such debts shall become due.

     "Book Value" means, with respect to any asset of the Partnership, the asset's adjusted basis as of the relevant date for federal income tax purposes, except as follows:

          (i) the initial Book Value of any asset contributed by a Partner to the Partnership shall be the Fair Market Value of such asset, which shall be equal to the amount credited to such Partner's Capital Account for such contribution;

          (ii) the Book Values of all Partnership assets (including intangible assets such as goodwill) shall be adjusted to equal their respective Fair Market Values as of the following times:

          (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution;

          (B) the distribution by the Partnership to a Partner of more than a de minimis amount of money or Partnership assets as consideration for an interest in the Partnership; and

          (C) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

          (iii) if the Book Value of an asset has been determined or adjusted pursuant to this paragraph, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss and other items allocated pursuant to Section 5.02.

The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

     "Business Day" shall mean any day other than a day on which banks in New York, New York or Stevensville, Maryland are authorized or obligated to be closed.

     "Capital Account" shall have the meaning specified in Section 5.01.

     "Capital Contribution" shall mean, with respect to each Partner, the amount of cash and the Fair Market Value of property which the Partner has actually contributed to the Partnership as of the date in question. If an interest in the Partnership is Assigned pursuant to Article VII, the Capital Contribution of the Assignee shall include any Capital Contribution previously made by the Assignor.

     "Certificate" shall mean the Certificate of Limited Partnership of the Partnership filed with the Delaware Secretary of State, as the same may be amended.

     "Client" shall mean a Person with whom a managing agency or managing general agency relationship with CPT shall exist.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Co-Developers" shall have the meaning given in Section 3.10.

     "Confidential Information" shall have the meaning given in Section 12.16.

     "Control" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "Controlled" and "Controls" shall have a meaning correlative to the foregoing.

     "Corporate Change" shall mean, with respect to any corporation (i) the acquisition (whether by way of merger, tender offer, open market purchases or otherwise) by any Person (or group of Persons acting in concert or as a group) of capital stock of such corporation representing more than forty nine percent (49%) of the Voting Power of the then outstanding capital stock of such corporation, (ii) the election of directors representing a majority of the board of directors of such corporation, if such election is opposed by such corporation or by a majority of directors in office prior to such election (except, in the case of a corporation controlled by Besicorp, if such directors were proposed by the Person who is the Controlling shareholder of Besicorp on the date hereof), (iii) the sale or transfer of in excess of sixty percent (60%) by value of the assets of such corporation to any Person or Persons in one transaction or a series of related transactions or (iv) a change in Control shall have occurred.

     "Defaulting Partner" shall have the meaning given in Section 10.01.

     "Depreciation" shall mean for each fiscal year or part thereof an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year bears to such adjusted tax basis.

     "Development Cost Budget" shall mean a budget for a Partnership Development prepared by the Managing Partner and accepted by a Co-Developer, an equity participant or any financing party who shall actually provide financing for the development expenses of that Partnership Development.

     "Dollars" or "$" shall mean dollars of United States currency.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

     "General Partner" or "General Partners" shall mean Besicorp and Chesapeake and any additional or substitute general partners of the Partnership admitted pursuant to the terms of this Agreement and excluding any Persons thereafter withdrawing as general partners.

     "IRS" shall mean the Internal Revenue Service.

     "Krishnapatnam Project" shall have the meaning given in Section 3.06.

     "Limited Partner" or "Limited Partners" shall mean BIPC and CPT, and all Persons thereafter becoming limited partners of the Partnership admitted pursuant to the terms of this Agreement and excluding any Persons thereafter withdrawing as limited partners.

     "LP Interest" shall mean an interest in the Partnership as a Limited
Partner.

     "Managing General Partner" shall mean the General Partner appointed as such in Section 3.01.

     "Net Income" and "Net Loss" shall mean, for each fiscal year or part thereof, the Partnership's taxable income or loss for such year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

          (i) any income of the Partnership that is exempt from federal income tax shall be added to such taxable income or loss;

          (ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (iii) Depreciation for such fiscal year shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

          (iv) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the assets disposed of, rather than the adjusted tax basis of such assets;

          (v) such taxable income or loss shall not be deemed to include (A) items of Code Section 705(a)(2)(B) expenditures taken into account in computing the Partners' shares of Partnership Nonrecourse Deductions or Partner Nonrecourse Deductions, or (B) any income, gain, loss, deduction or other item thereof allocated pursuant to Section 5.02(c) (relating to allocations caused by the presence of nonrecourse debt);

          (vi) if any asset is distributed in kind to any Partner, the difference between its Fair Market Value and its Book Value at the time of distribution shall be treated as Net Income or Net Loss, as the case may be, recognized by the Partnership; and

          (vii) if Partnership assets are adjusted pursuant to clause (ii) of the definition of Book Value, the difference between their fair market value and their Book Value at the time shall be treated as Net Income or Net Loss, as the case may be, recognized by the Partnership.

     "Nondefaulting Partner" shall have the meaning given in Section 10.01.

     "Non-Transferring Partner" shall have the meaning given in Section 7.04.

     "Operative Contracts" shall mean all agreements, contracts, promissory notes, deeds, mortgages, assignments, pledges, security documents, instruments, charters or other organizational documents which relate to the business of the Partnership in the Territory, including, without limitation, financing agreements, development capital agreements, construction contracts, operation and maintenance contracts, fuel contracts, power purchase agreements, support agreements, implementation agreements, foreign exchange agreements, leases, land purchase agreements, consulting agreements, easement agreements, shareholders' agreements, partnership agreements, equity participation agreements and any material amendment, modification, waiver, consent or approval pursuant to any of the foregoing.

     "Partner" or "Partners" shall mean a partner or partners of the Partnership and includes all General Partners and Limited Partners.

     "Partner Group" shall consist of Besicorp and BIPC on the one hand and Chesapeake and CPT, on the other.

     "Partnership" shall mean the limited partnership formed hereunder.

     "Partnership Assets" shall have the meaning given in Section 3.04.

     "Partnership Development" shall mean any proposed project approved by the General Partners in accordance with Section 3.06.

     "Partnership Interest" shall mean all the right, title and interest of a Partner in the assets, liabilities and obligations of the Partnership and its rights and obligations under this Agreement.

     "Partnership Law" shall have the meaning given in Section 2.01.

     "Partner Nonrecourse Debt" shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i).

     "Partner Nonrecourse Deductions" shall mean the excess, if any, of the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during a fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i).

     "Partnership Minimum Gain" shall mean the aggregate amount of gain (of whatever character), determined for each nonrecourse liability of the Partnership, that would be realized by the Partnership if it disposed of the Partnership asset subject to such liability in a taxable transaction in full satisfaction thereof, determined in accordance with Treasury Regulation Section 1.704-2(d).

     "Partnership Nonrecourse Deductions" shall mean the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during a fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a nonrecourse liability as defined in Treasury Regulation Section 1.704-2(c).

     "Percentage Interests" shall have the meaning given in Section 4.03.

     "Person" shall mean an individual, corporation, partnership, association, trust, joint stock company or unincorporated organization.

     "Proceeding Partner" shall have the meaning given in Section 3.06.

     "Project Financing" shall mean financing techniques under which lenders agree to extend credit on the basis of the economic merit of the Partnership Development to be developed and constructed or other existing Partnership Developments and related contractual arrangements but without recourse to the Partners or their Affiliates (or with limited recourse to the Partners, but not their Affiliates, as may be agreed to by the Partners).

     "Project Owner" shall mean any Person incorporated or organized as contemplated by Section 3.07 to develop, construct, operate, finance, maintain or sell a Partnership Development.

     "Proposed Project" shall have the meaning given in Section 3.06.

     "Prorata" shall mean the proportion the interest of Chesapeake, its Affiliates, Clients and designees bears to the interest of Besicorp, its Affiliates and designees of any kind in a Project Owner or for any cash flow interest in a Partnership Development or for payment of expenses or fees or representation on a committee, or for purposes of Section 3.11, which (a) with reference to Partnership Developments in India, shall mean a ratio of 50-50 and
(b) with reference to Partnership Developments in Pakistan, shall mean in a ratio of three to one.

     "Subsidiary" shall mean any corporation in which a specified Person directly or indirectly owns capital stock representing fifty percent (50%) or more of the Voting Power of the capital stock of such corporation.

     "Territory" shall mean the Islamic Republic of Pakistan and the Union of India.

     "TMP" shall have the meaning given in Section 6.09.

     "Transferring Partner" shall have the meaning given in Section 7.04.

     "Voting Power" when used with reference to the capital stock of any Person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person.

     1.02. Statutory and Regulatory References. Any reference herein to any statute, regulation or rule of law shall be deemed to refer to such statute, regulation or rule from time to time in effect, or to any successor provisions. If such provision is repealed, such references shall be deemed to mean the statute, regulation or rule as in effect at the time of repeal.

     1.03. Fair Market Value. Except as expressly provided herein, the "Fair Market Value" of any asset shall be determined by the General Partners.

                                   ARTICLE II

                                  Partnership

     2.01. Formation. The Partners wish to form a limited partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (the "Partnership Law") for the purposes set forth in Section 2.04.

     2.02. Name. (a) The Partnership shall do business under the name "BBI POWER L.P.". The Managing General Partner shall cause to be filed on behalf of the Partnership such Partnership or assumed or fictitious name certificates as from time to time may be required by law.

     2.03. Principal Offices. The principal offices of the Partnership shall be at Stevensville, Maryland, or at such other place as the Managing General Partner may from time to time determine.

     2.04. Purposes. The purposes of the Partnership shall be (i) to identify and evaluate proposals for the development, construction, financing, operation and maintenance and sale of cogeneration facilities and other thermal power generating facilities in the Territory, (ii) to incorporate or to organize Persons to be Project Owners to develop, construct, operate, finance, maintain or sell cogeneration facilities and other thermal power generating facilities in the Territory and to provide services to such Project Owners, (iii) to engage in related activities and (iv) to engage in such other activities as the General Partners consider to be necessary or appropriate in connection with the purposes set forth above or incidental thereto.

     2.05. Term. The Partnership will commence upon the filing in the Office of the Secretary of State of Delaware of its Certificate and will continue until midnight on January 31, 2006, unless sooner terminated pursuant to the provisions of this Agreement.

     2.06. Property Ownership. All assets and property, whether real or personal, tangible or intangible, owned by the Partnership, unless otherwise determined by the Partnership or otherwise provided herein, shall be held in the name of the Partnership.

     2.07. Power of the Partnership. In connection with the business of the Partnership, the Partnership may retain agents, employees and consultants, engage in the acquiring in any manner, holding, selling, leasing, licensing and otherwise disposing of all kinds and classes of real and personal property, tangible and intangible, and managing, utilizing and operating the same. The Partnership shall further have the power to do any and all things necessary or desirable in the conduct of such business including, but not limited to, the borrowing of funds (and securing the same by mortgage, deed of trust, or otherwise) and the execution of such instruments as may be necessary or appropriate to accomplish its business purposes.

     2.08. Registered Office and Registered Agent for Service of Process. The address of the Partnership's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the Partnership's agent for service is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                  ARTICLE III

           Management of the Partnership and Development of Projects

     3.01. Management in General (a) The management and operation of the Partnership shall be vested exclusively in Chesapeake as Managing General Partner. The Managing General Partner shall have the power to carry out, on behalf of and in the name of the Partnership, any and all of its objects and purposes set forth in Section 2.04.

     (b) Without limitation of the foregoing, the Managing General Partner shall have the sole authority to negotiate, execute and deliver contracts including, without limitation, Operative Contracts, in the name and on behalf of the Partnership.

     (c) The Managing General Partner shall have the sole authority to appoint persons as officers of the Partnership and remove such persons with or without cause.

     (d) Without limitation of the foregoing, the Managing General Partner shall manage the development of all Partnership Developments including (i) negotiating and executing contracts with potential equity participants and potential Co-Developers and (ii) engaging legal advisors, financial advisors, accountants, bankers and investment bankers.

     (e) Every instrument executed by the Managing General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of delivery thereof the execution and delivery of such instruments had been duly authorized under this Agreement.

     3.02. Reports and Information. The Managing General Partner shall provide by telecopy or overnight delivery service to Besicorp as promptly as practical after each becomes available:

     (a) Copies of all reports and material correspondence provided to or received from a Co-Developer or any equity or financing participant in any Partnership Development;

     (b) Copies of any notice of default or breach (i) by the Partnership, (ii) under any contract or instrument to which the Partnership or a Project Owner may be a party or (iii) relating to any Partnership Development;

     (c) Notice of any litigation or legal proceeding relating to the Partnership, a Project Owner or any Partnership Development;

     (d) Notice of the opening of bank accounts of the Partnership or any Project Owner and the name and location of the relevant bank;

     (e) for the Partnership and each Project Owner, a quarterly memorandum delivered at the time financial statements are delivered as required by Section 6.04, which sets forth the amount and source of cash receipts and the amount of all disbursements and the payees hereof;

     (f) Copies of all executed contracts, agreements and commitments; and

     (g) Copies of all draw-down requests that have been submitted to Co-Developers or requests for funding submitted to financing parties for Project Owners or the Partnership and notice of the receipt of funds from such Co-Developers or other financing parties.

     3.03. Meetings of the Partnership. Meetings of the Partnership shall be held at such time and place as the Managing General Partner shall select, not less frequently than once per year. The meetings may be held in person or by means of conference telephone or similar communication equipment allowing all persons participating in the meeting to hear each other at the same time. All General Partners shall attend all meetings, and a Limited Partner, at its option, may attend any meeting. Each General Partner may call a meeting on not less than three (3) Business Days' prior written notice to all other Partners. The Managing General Partner shall select a person who shall prepare appropriate minutes of each meeting. The Chairman of the Partnership meetings shall be a representative of the Managing General Partner.

     3.04. Partnership Assets. Assets or rights contributed by each Partner shall be the property of the Partnership as opposed to any Partner. In addition, any property, tangible or intangible (including any tangible or intangible right arising with regard to any Partnership Development) acquired or developed by the Partnership shall also be the property of the Partnership except as otherwise provided herein. Title thereto shall vest in the Partnership immediately and without action by the Partners, and shall be free and clear of liens or encumbrances except purchase money security interests under accounts payable for which money has not yet been provided by the Partnership. Property belonging to the Partnership in accordance with the foregoing is herein sometimes referred to collectively as "Partnership Assets." Other than as set forth in Section 3.06, the Partnership and Project Owners shall have the exclusive right to use the name "BBI Power" within the Territory while Chesapeake and its Affiliates and designees shall have the exclusive right to use such name elsewhere in the world outside of the Territory.

     3.05. Records. During the term of this Agreement, the Managing General Partner shall maintain copies of all books, records and files of the Partnership. Each Partner (as well as their respective designated representatives) shall be afforded reasonable access, during normal business hours after reasonable notice to the facilities, properties, book records and files of the Partnership as may be reasonably required for purposes related to this Agreement, including, but not limited to, bank statements.

     3.06. Proposals for Partnership Developments. (a) The Partnership is currently developing thermal power generation projects in Krishnapatnam (the "Krishnapatnam Project") and Bhavanapadu, Andhra Pradesh, India and in Lakhra, Pakistan. The General Partners contemplate the development of other thermal power generation projects in the Territory. Subject with respect to Besicorp to the provisions of Section 3.08, the General Partners, under the direction of the Managing General Partner, shall investigate prospective opportunities to develop thermal power generation projects in the Territory ("Proposed Projects") and do preliminary development work with respect thereof. At the time that the Managing General Partner first directs Besicorp to do preliminary development work with respect to a Proposed Project, Besicorp shall have the right by written notice to the Managing General Partner to opt out of such Proposed Project, and, if it opts out, will not be required to provide the services of its personnel pursuant to Section 3.08 or incur any liability with respect to such Proposed Project. In addition, if Besicorp shall have provided the services of its personnel for preliminary development work with respect to a Proposed Project, it shall nonetheless have the right to withdraw from any Proposed Project upon 60 days' written notice to the Managing General Partner; provided however, that until the expiration of such 60-day period, Besicorp shall continue to provide the efforts toward the preliminary development of the Proposed Project required by Section 3.08(b). If Besicorp shall opt out or withdraw from a Proposed Development, it shall not become a Partnership Development. If Besicorp shall not have opted out or withdrawn from a Proposed Project, after a letter of intent, memorandum of understanding or similar document is executed with respect to any Proposed Project, the Managing General Partner shall prepare an information memorandum (the "Information Memorandum") which summarizes all material information available to the Managing General Partner with respect to such Proposed Project for the consideration of Besicorp. Besicorp shall have 30 days from receipt of the Information Memorandum to provide to the Managing General Partner written notice that it approves or disapproves such Proposed Project. The Managing General Partner shall make personnel reasonably available during such 30-day period to meet with Besicorp and to discuss the Proposed Project. If Besicorp does not provide written notice to the Managing General Partner within such 30-day period, Besicorp shall be deemed for all purposes to have rejected such Proposed Project and it shall not be a Partnership Development. If both General Partners shall approve such Proposed Project, it shall be a Partnership Development.

     (b) If Besicorp shall have either opted out of or withdrawn from a Proposed Project or shall not approve such Proposed Project, the Managing General Partner or its Affiliates or designees (the "Proceeding Partner") may undertake such project independently of the Partnership and neither the Partnership nor Besicorp shall have any rights with respect to or interest in such Proposed Project. Except as set forth in Paragraph (a) Besicorp shall have no obligation pursuant to Section 3.08 to provide any services with respect to any such Proposed Project or to incur any other liability whatsoever with respect thereto. Within a reasonable time the Proceeding Partner shall organize a company or other entity to develop such Proposed Project. The entity so organized may contain "BBI Power" in its name but shall include a geographical description or other wording to distinguish it from the Partnership and any Project Owner. If Besicorp shall have provided the services of personnel, as contemplated by Section 3.08, to investigate and do preliminary development work with respect to a Proposed Project which it rejects as a Partnership Development or from which it withdraws, it shall be entitled to reimbursement for the man hours of service that it provided with respect to such Proposed Project, subject to the next sentence. The amount of such reimbursement shall be due and payable only upon the financial closing of construction financing for such Proposed Project.

     (c) Besicorp shall have the right to withdraw from any Partnership Development upon 60 days' written notice to the Managing General Partner; provided, however, that until the expiration of such 60-day period, Besicorp shall continue to provide the efforts toward the development of the Partnership Development required by Section 3.08. If the Project Owner has not yet been organized, the Proceeding Partner shall organize a company or other entity to develop the Partnership Development, which may contain "BBI Power" in its name but shall include a geographical description or other wording to distinguish it from the Partnership and Project Owners. If the Project Owner has been organized, Besicorp shall cause its Affiliate or designee to transfer its interest in such Project Owner to the Proceeding Partner for a nominal consideration. In each case, the newly organized entity or the Project Owner, as the case may be, shall reimburse Besicorp for the services of personnel provided pursuant to Section 3.08 but only upon, and subject to the occurrence of, the financial closing of construction financing for such Partnership Development. If Besicorp shall exercise its rights under this Section 3.06(c), it shall treat such fact as Confidential Information, as well as the other facts and circumstances related to such Partnership Development.

     3.07. Project Owners. (a) For each Partnership Development, as soon as the Managing General Partner may deem it advisable, the Partners or their designees shall organize a Project Owner for each Partnership Development. The terms and conditions of this Agreement are intended to be binding on each Partnership Development so that when the Partners or their designees shall either (x) form a partnership or (y) form a corporation or appropriate entity to be the Project Owner for such Partnership Development, there shall be a partnership agreement or a shareholders agreement for such corporation or entity which incorporates the provisions of this Agreement, with such conforming changes as may be necessary. The Partnership may enter into such service agreements with Project Owners as shall be approved by the Managing General Partner to provide development, management and staff services to the Project Owners for which the Partnership shall receive compensation and development fees consistent with the provisions of Sections 3.08 and 3.10. Any such contract for the Managing General Partner, its Affiliates or Clients to provide such services shall be no less beneficial to the Partnership or such Project Owner as an arm's length, third party contract.

     (b) The Managing General Partner shall propose the organizational and ownership structure for each Partnership Development; provided, however, that such structure shall not be implemented without the consent of Besicorp, such consent not to be unreasonably withheld.

     3.08. Responsibility of Besicorp. (a) In consideration for the allocation to it of its interest in Project Owners, Besicorp shall use its absolute best efforts to support the development of all Partnership Developments, as requested by the Managing General Partner, subject to the provisions of Section 3.10(b). In furtherance of the foregoing, Besicorp agrees that, if but only if requested by the Managing General Partner, Besicorp shall provide the professional services of Steven I. Eisenberg, Joseph Novarro, Richard Clark and William Derby, or such other persons as the General Partners may agree. At the request of the Managing General Partner, Besicorp shall provide for each Proposed Project and Partnership Development the level of participation (in terms of man hours devoted to the project) comparable to that it has provided to the Krishnapatnam Project. The Managing General Partner shall provide reasonable notice of the timing of the provision of requested professional services and the specific tasks to be performed. Since the Partnership seeks to develop thermal power generation projects in the Territory, Besicorp acknowledges that such development efforts will entail significant efforts and travel outside of the United States.

     (b) During the period from the time of identifying a Proposed Project until such time as a letter of intent or memorandum of understanding or similar document is executed, Besicorp shall provide, at the request of the Managing General Partner, the services of such men (i) to investigate the technical feasibility of a Proposed Project, (ii) to provide input with respect to financial, contractual and project structure issues, (iii) to provide support services with respect to prospective investors in, and vendors to, a Proposed Project, (iv) to provide services with respect to establishing and maintaining relations with government instrumentalities and agencies outside of the United States, (v) to assist in the preparation of solicitations and preparations of bids or tenders, (vi) to provide general administrative and technical support, and (vii) to perform such other tasks as may be mutually agreeable. With respect to Partnership Developments, in addition to the foregoing and other support services relating to the development of Partnership Developments, at the request of the Managing General Partner, Besicorp shall provide the services of such men to perform executive and managerial functions.

     (c) Besicorp shall endeavor to provide the services of the men listed in paragraph (a), or such substitutions as may be mutually agreeable, when and as requested by the Managing General Partner to perform the endeavors contemplated by this Agreement. The Managing General Partner shall be reasonable in its requests to Besicorp for the services of its personnel, and it shall not request that Besicorp provide any greater level of effort and involvement in any Proposed Project or Partnership Development than that provided by its personnel. Besicorp shall submit time sheets as requested by the Managing General Partner with respect to the provision of services contemplated by this Section. When in the course of performing the services contemplated by this Agreement Besicorp personnel meet with Persons not affiliated with the Partnership or its Partners, such Besicorp personnel shall use business cards in the name of the Partnership or the relevant Project Owner, as provided by the Managing General Partner.

     3.09. Allocation of Interests in Project Owners. (a) Ownership Interests. With respect to all Partnership Developments in India, Chesapeake and Besicorp or their respective designees shall have equal equity, cash flow and partnership interests in each Project Owner until financial closing of construction financing of such Partnership Development. With respect to all Partnership Developments located in Pakistan, Chesapeake and Besicorp shall have equity, cash flow and partnership interests in each Project Owner in a ratio of three to one, Chesapeake to Besicorp, until financial closing of construction financing of the applicable Partnership Development. After financial closing of construction financing of any Partnership Development, and subject to the provisions of any Operative Contracts for such Partnership Development and the provisions of Section 7.04, each of Besicorp and Chesapeake may Assign its interests in such Project Owner without regard to whether, after the Assignment, the interests of Chesapeake and Besicorp would remain Prorata.

     (b) Dilution of Ownership Interests. If either through the sale of equity or the granting of cash flow interests of an incorporated Project Owner or the granting of a partnership or cash flow interest in an unincorporated Project Owner, or otherwise, the ownership interests of Chesapeake and Besicorp, or their respective designees, is diluted in a Project Owner, the resulting dilution shall, nonetheless, preserve the Prorata interest in such Project Owner by Chesapeake and Besicorp, or their respective designees, until financial closing of construction financing with respect to that Partnership Development.

     (c) Executive Committees. If a committee consisting of representatives of Co-Developers or other financing parties or equity participants is constituted for any Partnership Development, Besicorp and Chesapeake, or their respective designees, shall have representation on such committee, Prorata.

     3.10. Financing of Partnership Developments. (a) It is the intention of the General Partners to finance the development and capital cost of Partnership Developments to the maximum extent through the use of Project Financing. In addition, it is the intention of the General Partners to seek financing of development expenses of Partnership Developments from unaffiliated third parties ("Co-Developers"), at the discretion of the Managing General Partner.

     (b) Expenses of Partnership Developments. Until the receipt of any financing from Co-Developers, other equity participants or investors in any Project Owner or Partnership Development, each of Chesapeake and Besicorp shall finance their, or their designee's, internal development costs, including, with respect to Besicorp, the cost of providing the professional services as required by Section 3.08 and reasonable out-of-pocket expenses related thereto. Notwithstanding the foregoing, Besicorp shall not be required to pay any third party development expenses of the Partnership or any Project Owner except expenses that would be characterized as internal development costs in a Development Capital Budget.

     (c) Allocation of Reimbursement of Project Expenses. (i) To the extent that the Partnership or any Project Owner receives funding for a Partnership Development from a Co-Developer, any equity participant, or from another financing source to reimburse the line items in the Development Cost Budget entitled Third Party Reimbursable Costs, Internal Timing Billings and Out-of-Pocket Expenses, as between Besicorp and Chesapeake, such funding shall be distributed as follows:

          (x) For any Third Party Reimbursable Cost (to the extent specifically set forth as such as a line item in the Development Capital Budget for such Partnership Development) on a first-in first-out basis to the General Partner which incurred such expense.

          (y) For Internal Time Billings and Out-of-Pocket Expenses, (x) with respect to Partnership Developments in India, to Chesapeake and Besicorp in equal amounts and (y) with respect to Partnership Developments in Pakistan, to Chesapeake and Besicorp in a ratio of three to one, in each case without regard to the actual ratio of such Internal Time Billings and Out-of-Pocket Expenses incurred by such General Partners.

     (ii) The Managing General Partner shall make reasonable efforts to ensure that each Development Cost Budget shall contain line items for Internal Time Billings and Out-of-Pocket Expenses.

     (d) Payment of Development Fees. If the financing provided to any Project Owner will permit the payment of development, administrative and/or management fees, for a Partnership Development, such fees shall be paid to Chesapeake and Besicorp as further payment for the provision of services of its personnel (i) with respect to Partnership Developments in India, in equal shares and (ii) with respect to Partnership Developments in Pakistan, in a ratio between Chesapeake and Besicorp of three to one.

     (e) Approval of Project Financing. For each Partnership Development, the terms and conditions of the construction financing and any refinancing thereof shall be approved by a majority in interest of the shareholders or general partners, as the case may be, of the Project Owner.

     3.11. Fuel Transport. Chesapeake and its Affiliates and Clients shall have the exclusive right to transport the coal and lime requirements for the Partnership Developments on commercially competitive terms acceptable to third parties providing debt or equity to the Project Owner of such Partnership Development and shall retain for itself and its Affiliates and Clients and designees the benefit arising therefrom. If any Project Owner enters into a coal or lime supply contract with Chesapeake, an Affiliate or Client, including a contract in which such Person acts as the agent of the Project Owner in the procurement of coal or lime, Chesapeake shall ensure that the benefit of such contract (but not any fuel transportation contract) is shared with Besicorp on a Prorata basis.

                                   ARTICLE IV

                                 Contributions

     4.01. Initial Contributions of General Partners. As its initial contribution to the capital of the Partnership each of the General Partners is contributing $50.

     4.02. Initial Contributions of Limited Partners. As its initial contribution to the capital of the Partnership, each Limited Partner is contributing $450.

     4.03. Percentage Interests. Upon making the Capital Contribution set forth in Section 4.01 and 4.02, the Partners shall have the Percentage Interests set forth on Schedule 1. Upon the effectiveness of any Assignment of an interest in the Partnership or substitution of a new Partner, the Partners' Percentage Interests shall be adjusted accordingly.

     4.04. Return of Capital Contributions. No Partner will have the right to return of its capital contribution except in accordance with Article V or
Article X.

     4.05. No Interest on Capital Contributions. No Partner shall be entitled to receive interest on any portion of its Capital Contribution.

                                   ARTICLE V

          Capital Accounts; Partnership Allocations and Distributions

     5.01. Capital Accounts. The Partnership shall maintain a separate capital account ("Capital Account") for each Partner in accordance with federal income tax accounting principles and Treasury Regulation Section 1.704-1(b). A Partner's Capital Account shall, as of any given date, reflect the Partner's Capital Contributions to the extent actually paid to the Partnership and the Book Value of property contributed by such Partner to the Partnership, (i) increased to reflect the Partner's distributive share of Partnership Net Income and gain (or item thereof) and (ii) decreased to reflect (a) its distributive share of Partnership Net Loss and deduction (or item thereof), for each fiscal year or fraction thereof, and (b) the amount of cash or the Book Value of property distributed by the Partnership to such Partner.

     The following additional rules shall apply in maintaining Capital Accounts:

          (a) Amounts described in Section 709 of the Code (other than amounts with respect to which an election is in effect under Section 709(b) of the Code) shall be treated as described in Section 705(a)(2)(B) of the Code.

          (b) In the case of a contribution to the Partnership of a promissory note (other than a note that is readily tradeable on an established securities market), the Capital Account of the Partner contributing such note shall not be increased until (i) the Partnership makes a taxable disposition of such note, or
(ii) principal payments are made on such note, and then only to the extent of such payments.

          (c) If the Book Values of Partnership assets are adjusted, as provided in the definition of Book Value, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss were allocated to the Partners in the manner required by Section 5.02.

          (d) If, in any taxable year, the Partnership has in effect an election under Section 754 of the Code, Capital Accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

          (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. To the extent such provisions are inconsistent with such regulations or are incomplete with respect thereto, the Capital Accounts of the Partners shall be maintained in accordance with such Regulations.

          (f) Except as may otherwise be provided in this Agreement, whenever it is necessary to determine the Capital Account of a Partner, the Capital Account of such Partner shall be determined after giving effect to all allocations and distributions for transactions effected prior to the time as of which such determination is to be made. Any Partner who shall acquire a percentage interest in the Partnership or whose percentage interest shall be increased by means of a transfer to him of all or part of the percentage interest of another Partner, shall have a Capital Account which reflects such transfer.

     5.02. Allocation of Net Income and Net Loss for Book Purposes.

          (a) Net Income from Operations. Subject to Section 5.02(c), Net Income for each fiscal year of the Partnership shall be allocated among the Partners as follows:

          (i) First, to any Partners with negative balances in their Capital Accounts, in proportion to such negative balances.

          (ii) Thereafter, to the Partners in proportion to their respective Percentage Interests.

     (b) Net Loss. (1) In General. Subject to Section 5.02(b)(2), Net Loss for each fiscal year of the Partnership shall be allocated in accordance with the positive balances in the Partners' Capital Accounts provided, however, that to the extent an allocation of Net Loss to any Partner would reduce his Capital Account balance below zero, such portion of Net Loss shall instead be allocated among the Partners with positive Capital Account balances, in proportion to such balances, until all the Partners' Capital Accounts are reduced to zero, following which any remaining Net Loss shall be allocated to the General Partners in proportion to their Percentage Interests.

          (2) Limitation on Loss Allocations. The Net Losses allocated to any Partner pursuant to Section 5.02(b)(1) with respect to any fiscal year shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Partner to have a Adjusted Capital Account Deficit at the end of such fiscal year. All Net Losses in excess of the limitation set forth in this
Section 5.02(b)(2) shall be allocated to those Partners who will not be subject to this limitation, in proportion to their respective Percentage Interests.

     (c) Nonrecourse Debt Rules. Notwithstanding the general allocation rules set forth in Section 5.02(a) and (b), the following special allocation rules shall apply under the circumstances described therein:

          (i) Qualified Income Offset. If in any fiscal year a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases a Capital Account Deficit for such Partner, then, before any other allocations are made under this Agreement or otherwise, such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain) in an amount and manner sufficient to eliminate such Capital Account Deficit as quickly as possible.

          (ii) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each Partner shall be allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in proportion to and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, in accordance with Treasury Regulation Sections 1.704-2(f) and
(g).

          (iii) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i).

          (iv) Partnership Nonrecourse Deductions. Subject to Section 5.03(c)(vi), Partnership Nonrecourse Deductions for any Partnership fiscal year shall be specially allocated among the Partners in proportion to their respective Percentage Interests.

          (v) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deduction for any Partnership fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

     5.03 Tax Allocations.

          (a) Generally, Except as set forth in Section 5.03(b), allocations for tax purposes of items of income, gain, loss, deduction and credit shall be made in the same manner as allocations for book purposes as set forth above.

          (b) Special Rules. (1) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value.

          (2) In the event the Book Value of Partnership property is adjusted as provided in Section 5.01(c) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and the Book Value thereof in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

          (c) Any elections or other decisions relating to any allocations for tax purposes shall be made by the General Partner (with the reasonable consent of the Limited Partners) in any manner that reasonably reflects the purposes and intention of this Agreement.

          (d) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of profits, losses, other items, or distributions pursuant to any other provision of this Agreement.

     5.04. Distributions. The Managing General Partner, in its sole discretion, may at any time make distributions to the Partners, as follows:

          (a) Available Cash. Discretionary distributions of Available Cash shall be made to all the Partners in proportion to their respective Percentage Interests.

          (b) Distribution in Kind. The Managing General Partner, in its sole discretion, may make distributions to the Partners in kind in lieu of or in addition to making any distributions in cash. All distributions in kind shall be made to all the Partners in proportion to their respective Percentage Interests.

          (c) Limitation. Notwithstanding any other provision of this Section 5.04, discretionary distributions shall not be made to any Limited Partner to the extent that such distribution would create or increase an Adjusted Capital Account Deficit.

     5.05. Allocation of Nonrecourse Liabilities. Pursuant to Treasury Regulation Section 1.752-3(a), Partnership nonrecourse liabilities shall be allocated in the following order:

          (a) First, to each Partner to the extent of its respective share of Partnership Minimum Gain;

          (b) Then, to each Partner in the amount of any taxable gain that would be allocated to that Partner under Code Section 704(c) or in connection with a revaluation of Partnership property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (r), if the Partnership disposed of (in a taxable transaction) all Partnership property subject to one or more nonrecourse liabilities of the Partnership in full satisfaction of such liabilities and for no other consideration;

          (c) Then, the excess nonrecourse liabilities will be allocated to the Partners in proportion to their respective Percentage Interests.

     In the event that Treasury Regulations are adopted which require a different treatment from that described above, the Managing General Partner is authorized to follow the treatment required by such Regulations.

                                   ARTICLE VI

                               Financial Matters

     6.01. Deposits and Investments. The funds of the Partnership shall be deposited in the name of the Partnership in accounts designated by the Managing General Partner in banks or banking institutions to be selected by the Managing General Partner or invested in such manner as shall be authorized by the Managing General Partner. The Managing General Partner shall prescribe such procedures as it shall deem necessary with respect to making such investments. The Partnership shall open and maintain separate bank accounts with respect to each Partnership Development and shall exclusively use such accounts with respect to such Partnership Development.

     6.02. Fiscal Year. The fiscal year of the Partnership shall end on December 31 in each year.

     6.03. Books of Account. (a) The Partnership shall approve the opening financial statements for the Partnership as of the date hereof.

     (b) Accurate books of account of the Partnership shall be maintained by the Managing General Partner on behalf of the Partnership in accordance with GAAP. In those instances in which more than one generally accepted accounting principle can be applied, the Managing General Partner shall determine which principle will be adopted by the Partnership. Such books shall at any reasonable time after reasonable notice be available for examination by each Partner (or persons acting on their behalf) at the sole expense of such Partner. The independent accountants for the Partnership shall be chosen by the Managing General Partner. Audit levels and standards shall be set by the Managing General Partner.

     6.04. Financial Statements. (a) Within three months after the close of each fiscal year of the Partnership, there shall be prepared by the Managing General Partner and submitted to each Partner the audited annual financial statements of the Partnership (including all footnotes with respect thereto and accompanied by the report thereon of the independent accountants for the Partnership). The financial statements shall include:

          (i) a balance sheet of the Partnership as at the end of such fiscal year;

          (ii) a statement of profit and loss for such fiscal year; and

          (iii) a statement of the Partners' Capital Accounts and changes therein for such fiscal year.

Any financial statement submitted pursuant to this Section 6.04(a) shall be deemed correct, binding and conclusive upon the Partners unless objection thereto shall be made by any Partner within 45 days after such statement shall have been received by such Partner.

     (b) Within 45 business days after the close of the first three fiscal quarter there shall be prepared and given to each Partner unaudited financial statements comparable to those referred to in Section 6.04(a) signed by the preparer or an executive of the Managing General Partner and, to the extent not otherwise provided to the Partners, a report with respect to the operating characteristics of any Partnership Development which has been completed and is operating.

     (c) The Partnership shall furnish to each Partner such other financial information at such times and prepared in such form as shall reasonably be required by such Partner to meet its needs including its requirements under securities laws.

     6.05. Changes in Interests. If there is a change in any Partner's interest in the Partnership during any year (including, without limitation, a change as a result of a transfer of a Partner's interest or the admission of a new Partner), the books of the Partnership shall be closed on the last day of the month preceding the month in which the change is considered to have occurred in accordance with the following sentence, and the Net Income or Net Loss of the Partnership attributable to the periods preceding and succeeding such closing of the books shall be allocated in accordance with Article V among the Partners who were members of the Partnership during each such month. For the purposes of the preceding sentence, changes in interests during any month shall be treated as having occurred on the first day of that month. In the event that Treasury Regulations are adopted which require a different treatment from that described above, the Managing General Partner is authorized to follow the treatment required by such Regulations.

     6.06. Federal Tax Audits. (a) In the event that the IRS commences an examination of the Partnership's tax return(s), the Managing General Partner is hereby designated the tax matters partner ("TMP") which shall have primary responsibility for conducting negotiations with the IRS in connection with any administrative proceedings at the Partnership level with respect to Partnership items, and, if necessary, for filing a petition for a readjustment of a final partnership administrative adjustment by the IRS with the United States Tax Court, the United States District Court for the District in which the Partnership's principal place of business is located, or the United States Court of Federal Claims.

          (b) The TMP shall engage legal counsel to represent the Partnership in any administrative proceedings at which the TMP deems it appropriate for such legal counsel to be present and in any judicial proceedings in which the TMP is involved on behalf of the Partnership.

          (c) The TMP shall notify all Partners of the commencement of any administrative proceedings by the IRS and shall keep all Partners currently advised of developments in any such proceedings.

          (d) Notwithstanding anything to the contrary contained in herein the TMP shall have no authority to bind any Limited Partner by any settlement agreement entered into by the TMP and the IRS, unless such Limited Partner has expressly notified the TMP in writing that it is so authorized. Within thirty
(30) days after the TMP has received notice from the IRS of a final partnership administrative adjustment, the TMP shall notify the Limited Partner(s) of such final administrative adjustment. Such notification shall also include information concerning the Limited Partners's right to request the same settlement terms from the IRS.

          (e) To the fullest extent permitted by law, the TMP shall be entitled to indemnity from the Partnership for any act performed by it within the scope of its duties as TMP, except for acts which are determined by a court of competent jurisdiction, upon entry of a final judgment, to constitute gross negligence or willful misconduct, fraud or breach of fiduciary duty as a TMP, provided that any indemnity under this Section shall be provided out of and to the extent of Partnership assets only and no Limited Partner shall have any Personal liability on account thereof.

          (f) Any Partner other than the TMP who wishes to participate in the administrative proceedings at the partnership level may do so, but any legal, accounting or other expenses incurred by such Partner in connection therewith shall not be deemed a Partnership expense but shall be the responsibility of and paid by such Partner.

          (g) If a TMP is required for the Project Owner of a Partnership Development, an Affiliate or designee of the Managing General Partner shall be designated the TMP with the powers, rights and responsibilities with respect to such Project Owner set forth in paragraphs (a)-(f), mutatis mutandis.

     6.07. Section 754 Election. Each General Partner may, in its discretion, elect under Code Section 754 to adjust the basis of Partnership assets upon a distribution of Partnership property as described in Code Section 734 or an Assignment by a Partner of his interest in the Partnership as described in Code
Section 743, provided that any Partner who Assigns his interest shall bear all accounting expenses incurred by the Partnership or the General Partners with respect to such transfer which result from the Code Section 754 adjustment.

                                  ARTICLE VII

                            Restrictions on Partners

     7.01. Transfers by General Partners. No Assignment of Partnership Interests by a General Partner or Corporate Change of a General Partner shall be permitted without the prior written consent of the other General Partner and the Limited Partners.

     7.02. Assignment by and Substitution of Limited Partners.

     (a) A Limited Partner may not Assign all or any part of its LP Interest or cause any assignee to become a substituted Limited Partner unless each General Partner consents in writing to such Assignment, the grant or denial of which consent shall be in the General Partner's sole discretion. Unless an Assignee becomes a substituted Limited Partner in accordance with the provisions of this
Section 7.02, it shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right to receive the allocation and distributions under Article VI to which its Assignor would otherwise be entitled. Any purported Assignment in violation of this Section 7.02 shall be null, void and ineffectual and shall not bind or be recognized by the Partnership.

     (b) The Partnership and each General Partner shall be entitled to treat the record owner of any LP Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written instrument conveying such interest has been received and accepted by the Managing General Partner and recorded on the books and records of the Partnership in accordance with this
Section 7.02. The Managing General Partner may refuse to accept an Assignment until the end of the next succeeding quarterly accounting period.

     7.03. General Provisions. (a) Each Partner agrees that any purported transfer which is not in compliance with this Article VII shall be void.

     (b) No person to whom any Partnership Interest is transferred shall make any further disposition except in accordance with the terms and conditions hereof.

     (c) No Partnership Interest shall be disposed of pursuant to this Article VII unless the transferee shall execute a copy of this Agreement and such other documents as shall be necessary to assume all the duties, liabilities and obligations of the transferring Partner in respect of the Partnership under this Agreement reasonably satisfactory to the General Partner in the other Partner Group.

     (d) The transferring Partner shall indemnify and hold harmless the non-transferring Partners against all costs and obligations of any nature whatsoever arising from the transfer, including obligations under the Code and including the reasonable fees and disbursements of counsel.

     (e) No Partner shall transfer all or any part of its Partnership Interest to any person if such transfer (together with any previous transfers) would result in a termination of the Partnership under Section 708 of the Code. At the request of any non-transferring Partner, the transferring Partner shall provide, at its own expense, an opinion of counsel (such opinion to be satisfactory in form and scope to the non-transferring Partners) to the effect that such transfer, taken together with any prior transfers, shall not result in a termination of the Partnership under the Code. The transferring Partner shall indemnify and hold harmless the non-transferring Partner from all losses (including reasonable attorneys' fees) which the non-transferring Partner shall incur, if such transfer, either alone or taken together with other prior transfers, results in such termination.

     (f) The transferring Partner shall not be relieved of any of its obligations under this Agreement arising prior to such transfer to the extent such obligations shall not be discharged by the transferee;

     (g) The transferring Partner and the transferee shall accept such other provisions as the non-transferring Partners shall reasonably request to reflect the assumption and continuing obligations referred to in paragraph (a)-(f) of this Section 7.03.

     (h) Each Partner shall execute any and all amendments to this Agreement and any and all other documents as shall be necessary to effectuate the provisions of this Article VII.

     7.04. Project Owners. It is the intention of the Partners that, when Project Owners are organized, the following or comparable provisions be included in its organizing documents:

     (a) If any Partner (the "Transferring Partner") in either Partner Group pursuant to a bona fide offer, shall desire to transfer some or all its Partnership Interest to a party, then such Transferring Partner shall grant the Partners in the other Partner Group both (i) a right of first refusal for itself and its designees to acquire the Partnership Interest proposed to be transferred on the terms set forth below; provided, however, that no Partner may transfer its Partnership Interest pursuant to this Section unless the consideration for any such proposed transfer to such other party shall consist solely of cash or securities which are readily tradeable on an established securities market or securities for which a value is readily ascertainable; provided, further, however, that no Partner shall transfer its Partnership Interest to a party (directly or indirectly including by a sale of its stock) without the consent of the General Partner of the other Partner Group and (ii) the option to transfer Partnership Interests pursuant to the bona fide offer it has received up to a maximum of 50% of the amount of Partnership Interests that the offeror proposes to acquire.

     (b) If the Partner receiving a bona fide offer shall desire to transfer its Partnership Interest pursuant to such bona fide offer, it shall promptly give notice to that effect to the Partners in the other Partner Group.

     (c) If a Partner shall receive notice pursuant to paragraph (b), and if such Partner shall desire to exercise either (i) its right of first refusal pursuant to clause (a)(i) or (ii) its option to transfer some of its Partnership Interests pursuant to clause (a)(ii), then such Partner shall give binding notice thereof to the Transferring Partner within 30 days after the date that notice is received pursuant to paragraph (b). The purchase of such Partnership Interest pursuant to the right of first refusal shall be consummated within 50 days after the date of the notice given pursuant to this paragraph (c), by the execution and delivery of such instruments of assignment as may reasonably be requested by the Partner purchasing the Partnership Interest and by payment of the consideration offered by such third party to the other Partner. The failure of a Partner to give the notice required by paragraph (b) shall not preclude the exercise by the Partners in the other Partner Group of the rights granted under clause (a)(i) or (ii) but shall only relieve such Partners in the other Partner Group of their obligation to give the notice prescribed by this paragraph (c) within the period herein provided.

     (d) If the Partners (the "Non-Transferring Partners") receiving notice pursuant to paragraph (b) shall elect not to exercise their right of first refusal pursuant to clause (a)[(i) or their option to participate in such transfer pursuant to clause (a)(ii)] or if the applicable period as prescribed in paragraph (c) shall have elapsed without such Partners having given notice as prescribed in paragraph (c), then the Transferring Partner may transfer Partnership Interests at any time during a period ending 90 days thereafter, subject to the second proviso of paragraph (a); provided, however, that if such transfer shall not have occurred within such 90-day period, the right of first refusal and the option to join in the transfer set forth in paragraph (a) shall be reinstated; and provided further, however, that the Transferring Partner and the transferee shall comply with the provisions comparable to those of Section 7.03.

     (e) If the Project Owner shall be a corporation, the foregoing provisions shall be included in an agreement of the shareholders of such corporation with such changes in terminology as may be appropriate to reflect the corporate form.

                                  ARTICLE VIII

                         Relationship with Partnership

     8.01. General Partners' Activities. (a) Each General Partner shall devote such time and attention to the business of the Partnership as is necessary or appropriate, consistent with the provisions of this Agreement.

     (b) The General Partners shall have the fiduciary duty to conduct the affairs of the Partnership to the best of their ability for the benefit of the Partnership and in accordance with the provisions of applicable law and to use all Partnership funds and assets in the best interests of the Partnership.

     8.02. Promotion of Partnership. Each General Partner shall use all reasonable efforts to promote the activities of the Partnership and to ensure its success, consistent with the provisions of this Agreement.

     8.03. Other Business. (a) Neither any Partner nor any of its Affiliates or any Clients shall undertake any business activity involving thermal power generation (including the development, construction, operation and maintenance of cogeneration or power generating facilities or the financing of any such development or construction) in the Territory regardless of whether such business activity competes (directly or indirectly) with any facility developed by the Partnership or any activity undertaken by the other Partner Group or the Partnership unless (i) any Partner in the other Partner Group is a Defaulting Partner or (ii) such project was first offered to the Partnership as a Proposed Development and was not approved by the Partnership.

     (b) Nothing herein shall limit the right of either General Partner to use information about any country or the business of the Partnership or communicate with Persons in any country with respect to any business other than that referred to in paragraph so long as such communications are not competitive with or interfere with the business of the Partnership.

     8.04. Liability of the General Partners.

          (a) Except as otherwise specifically provided herein or under the Partnership Law, the General Partners shall not be liable, responsible, or accountable in damages or otherwise to the Partnership or to any Limited Partner for any act or omission performed or omitted by the General Partners on behalf of the Partnership in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, unless a court of competent jurisdiction, upon entry of a final judgment, shall find that such act or omission was due to willful misconduct, gross negligence, fraud or breach of fiduciary duty as described herein.

          (b) The General Partners shall have personal liability for the obligations and debts of the Partnership, except for any debts or obligations incurred on a nonrecourse basis, to the extent that the Partnership assets (after payment of any amounts the Limited Partners are required to pay pursuant to Section 4.02), are insufficient to pay such debts and obligations.

          (c) Subject to Section 10.06, the General Partners shall not be personally liable for the return or payment of all or any portion of the Capital Contribution of or distributions to any Partner (or any successor, assignee or transferee thereof), it being expressly agreed that any such return of Capital Contribution or distributions pursuant to this Agreement shall be made solely from the assets of the Partnership (which assets shall not include any right of contribution from the General Partners).

     8.05. Indemnification of the General Partners. (a) The Partnership shall indemnify and hold harmless to the fullest extent permitted by law (subject to the limitations of this Section) the General Partners against any losses, claims, damages or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damages or liability), joint or several ("Liabilities"), arising out of its activities or involvement with the Partnership for or on behalf of the Partnership performed in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership except for acts which are determined by a court of competent jurisdiction, upon entry of a final judgment, to constitute gross negligence, willful misconduct, fraud or breach of fiduciary duty. The Partnership shall advance and pay the expenses incurred by a Person indemnified hereunder in settling a claim or in defending a civil action prior to its final disposition if such action relates to duties and services performed by the indemnified Person on behalf of the Partnership, upon receipt of an undertaking of the indemnified Person to repay such expenses if it is adjudicated not to be entitled to indemnification. Limited Partners shall not be personally obligated with respect to indemnification pursuant to this Section 8.05.

          (b) Each Partner shall indemnify and hold harmless to the fullest extent permitted by law each other Partner against any Liabilities arising out of any act taken by such Partner without due authority as provided herein or arising out of any act or omission to act committed by such Partner or any of its Affiliates or Client which is in violation of any law of any jurisdiction whether federal, state, local or foreign. The indemnifying Partner shall advance and pay the expenses incurred by a Person indemnified hereunder in settling a claim or in defending a civil action prior to its final disposition upon receipt of an undertaking of the indemnified person to repay such expenses if it is adjudicated not to be entitled to indemnification.

     8.06. Restrictions on Limited Partners. No Limited Partner shall, in his or its capacity as Limited Partner: (i) be permitted to take part in the management, control or conduct of the business or affairs of the Partnership;
(ii) have the right to vote on any matters other than the matters specifically set forth in this Agreement or as otherwise expressly provided by law; (iii) have the authority or power in his or its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures or indebtedness on behalf of or with respect to the Partnership.

     8.07. Liability of Limited Partners. So long as he or it complies with the provisions of Section 8.06 and is not also a General Partner, and except as otherwise provided by law, the liability of each Limited Partner for the losses, debts and obligations of the Partnership shall be limited to such Limited Partner's Capital Contribution and his or its share of any undistributed net profits.

     8.08. Restrictions on the General Partner. Without the approval of all the Limited Partners, no General Partner shall have authority on behalf of the Partnership to:

          (a) change the nature of the business or the purposes of the Partnership;

          (b) amend this Agreement, any exhibit hereto;

          (c) admit a Person as a General Partner or a Limited Partner, except as provided in this Agreement;

          (d) perform any act that would subject the Limited Partners to liability as a general partner in any jurisdiction;

          (e) take any action which would cause a Bankruptcy of the Partnership;

          (f) merge or consolidate the Partnership;

          (g) dissolve the Partnership except pursuant to Section 10.02; or

          (h) dispose of all or substantially all of the Partnership's assets.



                                   ARTICLE IX



                                  Continuance



     The Partnership shall continue until dissolved (a) by the mutual consent of all the Partners in writing, (b) in accordance with the provisions of Section
2.05 or (c) in accordance with the provisions of Section 10.04. Except as described in the preceding sentence, no Partner shall have the right to terminate this Agreement, dissolve the Partnership or cause the liquidation or winding up of the Partnership by its express will, by application to a court of law or equity or by withdrawal without the agreement of all the Partners. If any act, omission or condition of any Partner causes the dissolution of the Partnership other than in the manner contemplated in the second preceding sentence, the Partner whose act, omission or condition caused the dissolution shall be liable for all damages caused thereby, including but not limited to the fees and expenses of counsel, any adverse tax consequences and any adverse financial or cash flow consequences resulting from acceleration of any debt resulting therefrom.



                                   ARTICLE X



                              Default; Liquidation



     10.01. Defaults. An Event of Default hereunder shall occur when:

     (a) a General Partner Assigns its Partnership Interest other than as permitted by Articles VII hereof (regardless of the fact that such transfer may be rendered void and of no effect pursuant to Section 7.03 hereof) and does not remedy the same within five (5) Business Days of receiving notice thereof from the other General Partner;

     (b) a General Partner takes action not permitted by the terms of this Agreement that results in the legal dissolution of the Partnership during the term hereof without the written consent of the other General Partner and does not within five (5) Business Days of receiving notice thereof from the other General Partner remedy the same with the same effect as though such dissolution had not occurred;

     (c) a General Partner fails to make any mandatory capital contribution when due or any other capital contribution that the General Partners have determined shall be made within the time specified by the General Partners for the making thereof and does not remedy the same within ten (10) Business Days of receiving notice thereof from the other General Partner;

     (d) a Partner shall commit a breach of any of the other provisions contained in this Agreement and such breach (i) materially and substantially affects the business, assets or earnings of the Partnership and (ii) continues without being remedied until thirty (30) days after such Partner receives written notice from the other Partner of such breach.

A Partner who has committed or provided the basis for an Event of Default is herein referred to as a "Defaulting Partner," and the General Partner in the other Partner Group and the Limited Partner in the Partner Group not having done so is herein collectively referred to as the "Nondefaulting Partner."

     10.02. Rights upon Default. Subject to Section 10.05, from and after the occurrence of any Event of Default, cash distributions due the Defaulting Partner shall be first applied toward any deficiency in the capital contributions of such Defaulting Partner and the remainder, to the extent of the amount the Nondefaulting Partner shall from time to time determine in good faith that it, its Affiliates or the Partnership shall have been damaged or shall likely be damaged by the relevant Event of Default, shall be deposited in an escrow account and invested for the account of the Defaulting Partner in an interest-bearing account, certificates of deposit, or short-term Government securities. Amounts held in such escrow account shall be released and the escrow account terminated upon final settlement of all claims that the Partnership or the Nondefaulting Partner shall have against the Defaulting Partner which relate to or arise in connection with the Partnership. In addition to the foregoing, but subject to Section 10.05, from and after any Event of Default, the Nondefaulting Partner shall be entitled to, at its option and following written notice to the Defaulting Partner, terminate the provisions of this Agreement with respect to evaluating and approving Partnership Developments and the restrictions set forth in Section 8.03, but Partnership Developments shall continue to be Partnership Assets and developed according to the provisions hereunder. If a Partner assigns its Partnership Interest or undergoes a Corporate Change other than as permitted by Article VII, the Nondefaulting Partner may terminate the provisions of this Agreement. The Partnership shall be dissolved as of delivery of notice by the Nondefaulting Partner to the Partners of the other Partner Group.

     10.03. Nonexclusive Remedy. A Defaulting Partner shall be liable to the Nondefaulting Partner for any and all damages, losses or expenses (including, without limitation, counsel's fees and expenses) suffered or incurred by the Partnership and the Nondefaulting Partners as a result of any Event of Default or dissolution as a result thereof. The exercise by the Nondefaulting Partner of the options provided in Section 10.02 shall not constitute a waiver by it or by the Partnership of any right or remedy against the Defaulting Partner arising from such an Event of Default or dissolution, or otherwise, including the right to set off any damages suffered against any amount owed to the Defaulting Partner pursuant to this Article X.

     10.04. Events of Dissolution. (a) The Partnership shall be dissolved and its business and affairs wound up upon the earliest of:

          (i) The withdrawal or removal of a General Partner, the Assignment by a General Partner of its entire interest in the Partnership, or any other event that causes a General Partner to cease to be a general partner under the Partnership Law, unless there is at least one remaining General Partner that carries on the business of the Partnership or within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners;

          (ii) upon the written approval of the Partners;

          (iii) upon the disposition of all or substantially all of the Partnership's Assets;

          (iv) at the end of the term as set forth in Section 2.05; or

          (v) delivery of the notice referred to in the last sentence of Section 10.02.

     (b) Neither the death, disability or incapacity of a Limited Partner nor the Bankruptcy of a Limited Partner will in and of itself dissolve the Partnership or terminate the Partnership's business, but the rights of such Limited Partner to receive Partnership distributions and allocations will, on the happening of such an event, devolve upon such Limited Partner's legal representative or successors in interest, as the case may be, subject to the terms and conditions of this Agreement and any other agreement entered into by such Limited Partner with respect thereto, and the Partnership shall continue as a limited partnership. Such Limited Partner's legal representative or successors in interest shall be liable for all of the obligations of such Limited Partner.

     10.05. Liquidation and Termination.

     (a) Liquidation, winding up and termination of the Partnership will be conducted and supervised by the General Partners, unless dissolution is brought about (i) by an event referred to in Section 10.04(a)(i), in which case liquidation, winding up and termination shall be conducted and supervised by the remaining General Partner, or if none, a liquidating trustee approved of by the Limited Partners, which liquidating trustee will have all rights and powers with respect to the business, affairs, assets and liabilities of the Partnership, including the right to transfer such assets and liabilities, and who will proceed with reasonable promptness to liquidate the Partnership or (ii) by an event referred to in Section 10.04(a)(ii), in which case liquidation, winding up and termination will be supervised by the General Partner which is part of the Nondefaulting Partner.

     (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Partnership's Certificate of Limited Partnership shall have been cancelled and the assets of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon dissolution, the General Partner or, if there be none, the liquidating trustee approved of by the Limited Partners, shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as provided in Section 10.06, and cause the cancellation of the Partnership's Certificate.

     10.06. Liquidating Distributions. To the extent permitted by law, the proceeds of liquidation of the Partnership shall be distributed as follows:

     (a) the expenses of liquidation (including the expenses of the General Partners after the date of dissolution, and legal and accounting fees and expenses incurred in connection with the liquidation) and the debts of the Partnership other than debts to Partners shall first be paid;

     (b) such debts, if any, as are owing to the Partners shall next be paid;
and

     (c) the balance, if any, shall be distributed to the Partners in accordance with their respective Capital Account balances (as determined following all allocations for the period prior to liquidation pursuant to Article VI). Any Partner with a deficit in its Capital Account following the liquidation of its interest in the Partnership shall restore the amount of such deficit to the Partnership by the end of the taxable year of the liquidation (or, if later, within ninety (90) days after the date of liquidation), and the amount so restored shall be paid to creditors of the Partnership or distributed to the Partners as specified in the immediately preceding sentence.

                                   ARTICLE XI

                         Representations and Warranties

     11.01. General Partner Representations and Warranties. Each General Partner represents and warrants to the other and to the Partnership as follows:

     (a) Organization.

     It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the full power and authority to carry on its business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under this Agreement.

     (b) Governmental Regulation. It is not an "electric utility company," "public utility company," or a "holding company" under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), a "public utility" under the Federal Power Act, as amended ("FPA") or an "electric corporation" as defined by Art. 2 of the Public Service Law of New York, that is subject to regulation under either the PUHCA, the FPA or the New York Public Service Law. It is not subject to regulation under the PUHCA, the FPA, or state laws and regulations respecting rates or financial or organizational regulation of electric utilities.

     (c) Litigation. Except as disclosed to the other General Partner, there are no pending or threatened actions or proceedings of any kind, including actions or proceedings of or before any governmental authority, to which it or any of its Affiliates or Clients is a party or is subject, or by which it is bound that, if adversely determined to or against such Person would have a material adverse effect on the development of Partnership Developments, the financial condition, business prospects or operation of the Partnership or it, the Partnership's or its ability to carry on its business or the ability of the Partnership or it to perform its obligations hereunder, nor, to its best knowledge after due inquiry, is there any basis for any such action or proceeding.

     (d) No Breach; No Default. The execution, delivery and performance by it of this Agreement does not and will not (a) require any consent or approval of its board of directors or shareholders that has not been obtained; (b) violate any provision of its charter, by-laws or other instrument of organization; (c) violate any provision of any law, regulation or order of any governmental or regulatory authority applicable to it or Partnership Developments (as in effect on each date on which this representation and warranty shall be made or deemed made), which violation could reasonably be expected to have a material adverse effect on its financial condition, assets or operations or its ability to carry out the transactions contemplated by this Agreement; (d) result in a breach of or constitute a default under this Agreement or any indenture or loan or credit agreement or any other material agreement, lease or instrument to which it is a party or by which it or its properties are bound or affected; or (e) result in or create any lien upon or with respect to any of the properties now owned or hereafter acquired by it. It is not in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, which default could reasonably be expected to have a material adverse effect on its financial condition, assets or operations or its ability to carry out the transactions contemplated by this Agreement.

     (e) Governmental Consent. To the best of its knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, or obtaining of any license or permit from, or taking of any other action with respect to, any federal, state or local government or public body, authority or agency is required in connection with the valid authorization, execution, delivery and performance by it of this Agreement.

     (f) Taxes. It has filed all federal, state and local tax returns that it is required to file, has paid all taxes it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by GAAP.

     (g) ERISA. As of the date hereof:

          (i) it is not an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act, as amended),

          (ii) it is not acquiring its Partnership Interest with assets of an employee benefit plan (as defined in said Section), and

          (iii) its acquisition of Partnership Interest pursuant to this Agreement will not result in or create a "prohibited transaction" as defined in
Section 4975(c) of the Code.

                                  ARTICLE XII

                                 General Terms

     12.01. Compliance with Laws. The Partners acting individually shall, and shall each cause their Affiliates and Clients and the Partnership to, comply in all material respects with all applicable laws and regulations, now or hereafter in effect, of all jurisdictions, whether local, state, Federal or foreign jurisdictions including, without limitation, the U.S. Foreign Corrupt Practices Act and United States laws and regulations relative to export and re-export.

     12.02. Affiliates. Each Partner agrees that each Affiliate and Client over which it exercises Control shall not do any action in contravention of the provisions of this Agreement.

     12.03. Notices. All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient given on
Schedule 1. Any such notice may be delivered personally or by registered or certified mail, postage prepaid, telex or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered; if by registered or certified mail, seven (7) days after posting, and if by telex or facsimile transmission when received.

     12.04. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreement among the parties hereto, whether oral or written, in relation to such matters.

     12.05. Amendment and Waiver. No amendment, modification or waiver of any provision of this Agreement shall be valid or effective unless made by one or more instruments in writing and signed by such of the parties hereto which would be affected by such amendment, modification or waiver.

     12.06. Litigation. The Partners and the Partnership agree that any legal action or proceeding by or against any Partners or the Partnership or with respect to or arising out of this Agreement shall be brought in the courts of the State of New York in and for the City and County of New York or of the United States of America for the Southern District of New York. By execution and delivery of the Agreement, each Partner and the Partnership accept, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Partner and the Partnership irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Partners and the Partnership, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Business Days after such mailing. Each Partner and the Partnership further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of any Partner or the Partnership under this Agreement. Each Partner and the Partnership hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non conveniens.

     12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to principles of conflicts of laws).

     12.08. Counterparts. This Agreement may be executed in one or more counterparts each of which when taken together with all original counterparts will constitute one and the same instrument.

     12.09. Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     12.10. Headings. The headings, if any, of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

     12.11. Method of Payment. All amounts required to be paid hereunder (including distributions to the Partners) by any Partner to any other Partner shall be paid in such freely transferable coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, by wire transfer or other mutually acceptable means of immediately available funds, to such account as such Partner may specify.

     12.12. Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their executors, administrators, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their executors, administrators, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

     12.13. Payment on Business Days. If any payment under this Agreement is required to be made on a day other than a Business Day, such payment shall be due on the next succeeding Business Day.

     12.14. Exhibits. Each of the attachments hereto is hereby incorporated herein and made a part hereof for all purposes, and references thereto contained herein shall be deemed to include this reference and incorporation.

     12.15. Compliance with Securities Act. Notwithstanding any other provision of this Agreement, no action may be taken under this Agreement unless such action is taken in compliance with the provisions of the Securities Act of 1933, as amended.

     12.16. Confidential Information. (a) The Partnership and each Partner shall, and shall cause its respective directors, officers, agents, Affiliates, Clients and representatives to, treat as confidential all proprietary and confidential information and materials made available to it under this Agreement or which becomes known to it through its connection with the Partnership and the Partners and which is identified by the disclosing party as "confidential", on the face thereof ("Confidential Information"), and shall not disclose Confidential Information to a third party or use Confidential Information without the written consent of the disclosing party.

          (b) Confidential Information shall not include any information that
(i) becomes known to the general public without the fault or breach (including simple negligence) of the receiving party; or (ii) was already known to the recipient as evidenced by prior written documents in its possession; or (iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder. The Partnership and each Partner shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction enjoining or restraining the disclosing party from any violation or threatened violation of the Section.

          (c) The foregoing restriction on use and disclosure shall be maintained by the recipient until the Confidential Information either becomes public knowledge through no fault on the recipient's part or comes into the recipient's possession free from any restriction from a third party (other than the originally disclosing party or its Affiliate) who has the lawful right to make such disclosure.

          (d) Notwithstanding the foregoing restriction on use and disclosure, a Partner and the Partnership may disclose Confidential Information to any of its Affiliates or Clients which prior to such disclosure has agreed in writing to accept restrictions on use and disclosure substantially similar in scope and substance to those contained in this Section 12.16. A Partner and the Partnership may also disclose Confidential Information to legal counsel, accountants, lenders and consultants to the extent necessary, with the obligation of the parties receiving such information to maintain confidentiality, and to governmental agencies having authority to require such disclosure but informing such governmental agencies of the confidential nature of such information. A Partner and the Partnership may disclose Confidential Information required to be disclosed under the Securities Exchange Act of 1934, as amended, the regulations promulgated thereunder or required by the Securities and Exchange Commission.

          (e) Survival. The obligations contained in this Article shall continue to be binding on any party hereto even after such Partner ceases to be a Partner for any reason.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                   BESICORP INTERNATIONAL
                                   POWER CORP.

                                   By:
                                   Name: Michael F. Zinn
                                   Title: President



                                   BETA INTERNATIONAL POWER CORP.

                                   By:
                                   Name: Michael F. Zinn
                                   Title: President



                                   CHESAPEAKE POWER INVESTMENTS
                                   CO. INC.

                                   By Chesapeake Power Transport, Inc.,
                                   its Agent

                                   By:
                                   Name: Paul B. Prager
                                   Title: President



                                   CHESAPEAKE POWER TRANSPORT, INC.

                                   By:
                                   Name: Paul B. Prager
                                   Title: President

                                   SCHEDULE 1
                            Percentage of Ownership
                                General Partners

Name and Address                                             Percentage
                                                             Partnership
                                                             Interest

Besicorp International Power Corp.                           1%
1151 Flatbush Road
Kingston, New York 12401
Attention: Michael F. Zinn, President
Tel: (914) 336-7700
Fax: (914) 336-7172

Chesapeake Power Investments Co. Inc.                        1%
The Manor House
208 Pier One Road
Stevensville, Maryland 21666
Attention: Paul Prager, President
Tel: (410) 643-9500
Fax: (410) 643-9802

                                Limited Partners

Beta International Power Corp.                               49%
1151 Flatbush Road
Kingston, New York 12401
Attention: Michael F. Zinn, President
Tel: (914) 336-7700
Fax: (914) 336-7172

Chesapeake Power Transport, Inc.                             49%
The Manor House
208 Pier One Road
Stevensville, Maryland 21666
Attention: Paul Prager, President
Tel: (410) 634-9500
Fax: (410) 643-9802